UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 25, 2019
Diebold Nixdorf, Incorporated

(Exact name of registrant as specified in its charter)

Ohio	1-4879	34-0183970
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio		44720-8077
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (330) 490-4000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to
     Section 13(a) of the Exchange Act.     ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     Adoption of an Amendment to the 2017 Equity and Performance Incentive Plan

On April 25, 2019, the shareholders of Diebold Nixdorf, Incorporated (the “Company”) approved an amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan (the “2017 Plan”) at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”). The Company’s Board of Directors (the “Board”) previously adopted the amendment to the 2017 Plan based on the recommendation of the Compensation Committee (the “Committee”) and subject to the approval of the shareholders at the Annual Meeting. This amendment authorizes an additional 3,000,000 common shares for issuance under the 2017 Plan. The amended 2017 Plan is described in more detail in the Company’s definitive proxy statement on Schedule 14A filed March 15, 2019. The foregoing description, and the summary contained in the Company’s 2019 Proxy Statement, are qualified in their entirety by reference to the full text of the 2017 Plan, as amended, which is filed as Exhibit 10.1 to this Form 8-K.

(e)    Awards to Mr. Gerrard Schmid

On January 29, 2019, the Board approved long-term incentive awards for the named executive officers, including Gerrard Schmid. There was an administrative error in calculating the stock option portion of Mr. Schmid’s grants at that time, resulting in Mr. Schmid being granted approximately $200,000 less in value than was approved by the Board. In order to correct the error, on April 25, 2019, the Board granted Mr. Schmid 34,678 stock options, with the fair market value of $196,277. The exercise price of these stock options is $13.98, which is 10% higher than the grant date price of $12.71, consistent with the approach taken on the stock options awarded in January, which have a strike price of $4.49.

The Compensation Committee also recommended, and the Board agreed, to increase Mr. Schmid’s long-term incentive opportunity to 625% of base salary in 2019 in order to bring his total compensation opportunity closer to the fiftieth percentile of the Company’s peer group. To achieve this increased long-term opportunity, the Committee granted Mr. Schmid 56,059 performance share units (“PSUs”), subject to a three-year performance period during which the Company’s stock price must appreciate at least 25% in order for the grant to vest. Performance will be measured on the anniversaries of the grant date, and the award will vest upon the first achievement of the performance, but will payout in shares on a pro-rata annual basis after performance is satisfied. If the stock performance condition is not met by the third anniversary of the date of grant, then the entire award is forfeited.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

At the Company’s Annual Meeting held on April 25, 2019, the Company’s shareholders: (1) elected each of the Board’s thirteen (13) nominees for director to serve one-year terms or until the election and qualification of a successor; (2) ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2019; (3) did not approve, on an advisory basis, our named executive officer compensation; and (4) approved an amendment to the 2017 Plan. These proposals are described in more detail in the Company’s definitive proxy statement on Schedule 14A filed March 15, 2019.

Set forth below are the final voting results for each proposal:

Proposal No. 1: Election of thirteen (13) directors:

	For	Against	Abstain	Broker Non-Vote

Patrick W. Allender	52,575,734	1,394,903	122,976	11,143,911
Arthur F. Anton	52,851,078	1,100,013	142,522	11,143,911
Bruce H. Besanko	52,890,572	1,056,412	146,629	11,143,911
Reynolds C. Bish	52,864,947	1,084,587	144,079	11,143,911
Ellen M. Costello	52,928,531	1,051,199	113,883	11,143,911
Phillip R. Cox	49,408,673	4,559,821	125,119	11,143,911
Dr. Alexander Dibelius	51,865,105	2,100,205	128,303	11,143,911

Dr. Dieter Düsedau	51,680,339	2,288,254	125,020	11,143,911
Matthew Goldfarb	52,845,895	1,096,108	151,610	11,143,911
Gary G. Greenfield	52,568,604	1,398,763	126,246	11,143,911
Gerrard B. Schmid	52,619,841	1,372,351	101,421	11,143,911
Kent M. Stahl	52,880,239	1,075,608	137,766	11,143,911
Alan J. Weber	51,590,585	2,384,979	118,049	11,143,911

Proposal No. 2: Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year 2019:

For	Against	Abstain
63,975,100	1,136,998	125,426

Proposal No. 3: Approve, on an advisory basis, our named executive officer compensation:

For	Against	Abstain	Broker Non-Votes
25,000,077	28,850,228	243,308	11,143,911

Proposal 4: Approve an amendment to the Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan:

For	Against	Abstain	Broker Non-Votes
51,517,818	2,303,316	272,479	11,143,911

Item 9.02.    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Diebold Nixdorf, Incorporated 2017 Equity and Performance Incentive Plan, as amended April 25, 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diebold Nixdorf, Incorporated
April 26, 2019	By:	/s/ Jonathan B. Leiken
		Name:	Jonathan B. Leiken
		Title:	Senior Vice President, Chief Legal Officer and Secretary